CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Superior Drilling Products, Inc. (the “Company”) of our report dated March 31, 2017 relating to the consolidated financial statements, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2016.

Dallas, Texas

September 15, 2017